                                                                    EXHIBIT 12.1

                          PROVINCE HEALTHCARE COMPANY
        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                              Year Ended                         Three Months Ended
                                                              December 31,                            March 31,
                                           ---------------------------------------------------   ------------------
                                            1997       1998       1999       2000       2001            2002
                                           -------    -------    -------    -------    -------         ------
Earnings
  Income from continuing
    operations before provision
    for income taxes and
    extraordinary item                     $ 7,725    $17,934    $25,649    $34,675    $56,738         $19,486
  Interest and amortization of
    deferred finance costs                   8,121     10,555     13,901     16,657     12,090           4,196
  Implicit rental interest expense           1,369      1,618      2,016      2,006      2,412             689
                                           -------    -------    -------    -------    -------         -------
Total earnings                              17,215     30,107     41,566     53,338     71,240          24,371
                                           -------    -------    -------    -------    -------         -------

Fixed Charges
  Interest and amortization of deferred
    finance costs                            8,121     10,555     13,901     16,657     12,090           4,196
  Capitalized interest                         223        288        410      1,036      1,348             404
  Implicit rental interest expense           1,369      1,618      2,016      2,006      2,412             689
                                           -------    -------    -------    -------    -------         -------
Total fixed charges                        $ 9,713    $12,461    $16,327    $19,699    $15,850         $ 5,289
                                           -------    -------    -------    -------    -------         -------
Ratio of earnings to fixed charges            1.77       2.42       2.55       2.71       4.49            4.61
                                           =======    =======    =======    =======    =======         =======
